Exhibit 99.1

Dave & Buster’s Inc. Announces Completion of Offering by
its Indirect Parent Holding Company
of 12.25% Senior Discount Notes due 2016

DALLAS—February 25, 2011—Dave & Buster’s Inc. (the “Company”), a leading operator of high volume entertainment/dining complexes, today announced that its indirect parent holding company, Dave & Buster’s Parent, Inc. (“Parent”), has completed the previously announced private placement of approximately $180.8 million aggregate principal amount at maturity of 12.25% Senior Discount Notes due 2016 (the “Notes”), generating gross proceeds of approximately $100 million.  The Notes are obligations of Parent, not of the Company or the Company’s subsidiaries.  The Company will not receive any of the proceeds of the offering.  Parent intends to use all of the net proceeds of the offering to pay a dividend to, or repurchase a portion of Parent’s common stock owned by, its stockholders and to pay related fees and expenses.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In May 2010, Oak Hill Capital Partners and the Dave & Buster's management team formed a partnership to acquire Dave & Buster's.  Oak Hill Capital Partners is a private equity firm with more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions.  Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team.  These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 57 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster’s currently has stores in 24 states and Canada.  For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores and acts of God.